Exhibit 99

VF Reports First Quarter Fiscal 2021 Results

  Revenue from continuing operations decreased 48 percent (down 47 percent in constant dollars) to $1.1 billion;
  Active segment revenue decreased 54 percent (down 53 percent in constant dollars) including a 52 percent (51 percent in constant dollars) decrease in Vans® brand revenue; Outdoor segment revenue decreased 44 percent (down 43 percent in constant dollars) including a 45 percent (44 percent in constant dollars) decrease in The North Face® brand revenue; Work segment revenue decreased 19 percent (down 18 percent in constant dollars) including a 16 percent (15 percent in constant dollars) decrease in Dickies® brand revenue;
  International revenue decreased 39 percent (down 37 percent in constant dollars); Europe revenue decreased 48 percent (down 47 percent in constant dollars); Greater China revenue was flat (up 3 percent in constant dollars), including an increase of 5 percent (9 percent in constant dollars) in Mainland China;
  Direct-to-Consumer revenue decreased 37 percent; Digital revenue increased 78 percent (up 81 percent in constant dollars);
  Gross margin from continuing operations decreased 340 basis points to 52.9 percent; on an adjusted basis, gross margin decreased 220 basis points to 54.1 percent;
  Operating income (loss) from continuing operations on a reported basis was $(247) million; on an adjusted basis, operating income (loss) from continuing operations was $(230) million;
  Earnings (loss) per share from continuing operations was $(0.71). Adjusted earnings (loss) per share from continuing operations was $(0.57); and,
  VF ended the first quarter of fiscal 2021 with inventories up 2 percent, approximately $2.8 billion of cash and short-term investments in addition to $2.23 billion remaining under VF's revolving credit facility; the company also returned $187 million to shareholders through dividends.

DENVER--(BUSINESS WIRE)--July 31, 2020--VF Corporation (NYSE: VFC) today reported financial results for its first quarter ended June 27, 2020. All per share amounts are presented on a diluted basis. This release refers to “reported” and “constant dollar” amounts, terms that are described under the heading “Constant Currency - Excluding the Impact of Foreign Currency.” Unless otherwise noted, “reported” and “constant dollar” amounts are the same. This release also refers to “continuing” and “discontinued” operations amounts, which are concepts described under the heading “Discontinued Operations - Occupational Workwear Business.” Unless otherwise noted, results presented are based on continuing operations. This release also refers to “adjusted” amounts, a term that is described under the heading “Adjusted Amounts - Excluding Costs Related to Specified Strategic Business Decisions.” Unless otherwise noted, “reported” and “adjusted” amounts are the same.

“VF is built for this moment, which is what gives us continued confidence and optimism,” said Steve Rendle, VF’s Chairman, President and CEO. “Our financial and operational rigor, the affinity consumers have for our iconic brands, and the progress we’ve made in recent years with our digital transformation have us well-positioned to not only manage the complexities of the current environment, but to drive long-term growth. As we continue through our fiscal year, we’ll build on the strengths we’re already seeing in the core elements of our strategy, including maintaining our strong cash and liquidity position and further accelerating our digital business worldwide, especially in China.”

Constant Currency - Excluding the Impact of Foreign Currency

This release refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. This release also refers to “constant dollar” amounts, which exclude the impact of translating foreign currencies into U.S. dollars. Reconciliations of GAAP measures to constant currency amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

Discontinued Operations - Occupational Workwear Business

On January 21, 2020, VF announced its decision to explore the divestiture of its Occupational Workwear business. The Occupational Workwear business is comprised primarily of the following brands and businesses: Red Kap®, VF Solutions®, Bulwark®, Workrite®, Walls®, Terra®, Kodiak®, Work Authority® and Horace Small®. The business also includes certain Dickies® occupational workwear products that have historically been sold through the business-to-business channel.

During the three months ended March 2020, the company determined that the Occupational Workwear business met the held-for-sale and discontinued operations accounting criteria. Accordingly, the company has reported the related held-for-sale assets and liabilities as assets and liabilities of discontinued operations and included the operating results and cash flows of the business in discontinued operations for all periods presented.

Adjusted Amounts - Excluding Costs Related to Specified Strategic Business Decisions

The adjusted amounts in this release exclude costs related to strategic business decisions in South America and the operating results of jeanswear wind down activities in South America following the spin-off of Kontoor Brands. The adjusted amounts also exclude certain cost optimization activities indirectly related to the strategic review of the Occupational Workwear business. Total costs were approximately $16 million in the first quarter of fiscal 2021. In addition, the first quarter of fiscal 2021 excludes approximately $42 million of noncash non-operating expenses related to the release of certain currency translation amounts associated with the wind down activities in South America.

Combined, the above items negatively impacted earnings per share by $0.14 during the first quarter of fiscal 2021. All adjusted amounts referenced herein exclude the effects of these amounts.

Reconciliations of measures calculated in accordance with GAAP to adjusted amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

COVID-19 Outbreak Update

As the global impact of COVID-19 continues, VF remains first and foremost focused on a people-first approach that prioritizes the health and well-being of its employees, customers, trade partners and consumers around the world. To help mitigate the spread of COVID-19 and in response to public health advisories and governmental actions and regulations, VF has modified its business practices, including the temporary closing of offices and retail stores, instituting travel bans and restrictions, implementing health and safety measures including social distancing and quarantines.

All of VF's retail stores in the APAC region, including Mainland China, re-opened during the first quarter. Over 90 percent of VF’s retail stores in the EMEA region re-opened during the first quarter, with most of the stores that remained closed located in the UK. In North America, 75 percent of all retail stores were open at the end of the first quarter. Additional stores have re-opened since the end of the quarter, partially offset by over 120 retail stores that have since temporarily re-closed due to localized resurgence of COVID-19 outbreaks and resulting government action and public health advisories. VF's wholesale customers in APAC, North America and EMEA have re-opened most of their retail stores.

The majority of VF's supply chain is currently operational. Suppliers are complying with local public health advisories and governmental restrictions which can result in product delays. VF is working with its suppliers to minimize disruption. VF's distribution centers are operational in accordance with local government guidelines but are experiencing intermittent disruptions while maintaining enhanced health and safety protocols.

VF is continuing to monitor the COVID-19 outbreak globally and will comply with guidance from government entities and public health authorities to prioritize the health and well-being of its employees, customers, trade partners and consumers. As COVID-19 uncertainty continues, VF expects ongoing disruption to its business operations.

First Quarter Fiscal 2021 Income Statement Review

  Revenue decreased 48 percent (down 47 percent in constant dollars) to $1.1 billion driven by store closures and lower consumer demand as a result of the COVID-19 outbreak and related government actions and regulations.
  Gross margin decreased 340 basis points to 52.9 percent, primarily driven by elevated promotional activity to clear excess inventory, partially offset by favorable mix shift toward higher margin businesses. On an adjusted basis, gross margin decreased 220 basis points to 54.1 percent.
  Operating income (loss) on a reported basis was $(247) million. On an adjusted basis, operating income (loss) was $(230) million. Operating margin was (22.9) percent. Adjusted operating margin was (21.4) percent.
  Earnings (loss) per share was $(0.71) on a reported basis. On an adjusted basis, earnings (loss) per share was $(0.57).

Balance Sheet Highlights

Inventories were up 2 percent compared with the same period last year. During the quarter, VF returned approximately $187 million of cash to shareholders through dividends. As part of the company's liquidity preservation actions during the ongoing COVID-19 outbreak, the company has suspended its share repurchase program. VF has $2.8 billion remaining under its current share repurchase authorization.

Full Year Fiscal 2021 Outlook

Due to the uncertainty of the duration and severity of COVID-19, governmental actions and regulations in response to the pandemic and the speed with which the pandemic is developing and impacting VF, its consumers, customers and suppliers, it is not possible to provide a financial outlook for full-year fiscal 2021 at this time. However, second quarter fiscal 2021 revenues are expected to be down less than 25% and full-year fiscal 2021 free cash flow is still expected to exceed $600 million.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.48 per share, payable on September 21, 2020, to shareholders of record on September 10, 2020. Subject to approval by its Board of Directors, VF intends to continue to pay its regularly scheduled dividend and is not currently contemplating the suspension of its dividend.

Webcast Information

VF will host its first quarter fiscal 2021 conference call beginning at 8:30 a.m. Eastern Time today. The conference call will be broadcast live via the Internet, accessible at ir.vfc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Presentation

A presentation on first quarter fiscal 2021 results will be available at ir.vfc.com beginning at approximately 7:30 a.m. Eastern Time today and will be archived at the same location.

About VF

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates, however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding VF’s plans, objectives, projections and expectations relating to VF’s operations or financial performance, and assumptions related thereto are forward-looking statements. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. VF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks arising from the widespread outbreak of an illness or any other communicable disease, or any other public health crisis, including the coronavirus (COVID-19) global pandemic; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; the financial strength of VF’s customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF’s response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior; intense competition from online retailers; manufacturing and product innovation; increasing pressure on margins; VF’s ability to implement its business strategy; VF’s ability to grow its international and direct-to-consumer businesses; retail industry changes and challenges; VF’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that VF’s facilities and systems and those of our third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; VF’s ability to properly collect, use, manage and secure consumer and employee data; foreign currency fluctuations; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; VF’s ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; the risk of economic uncertainty associated with the exit of the United Kingdom from the European Union (“Brexit”) or any other similar referendums that may be held; adverse or unexpected weather conditions; VF's indebtedness and its ability to obtain financing on favorable terms, if needed, could prevent VF from fulfilling its financial obligations; climate change and increased focus on sustainability issues; and risks associated with the spin-off of our Jeanswear business completed on May 22, 2019, including the risk that VF will not realize all of the expected benefits of the spin-off; the risk that the spin-off will not be tax-free for U.S. federal income tax purposes; and the risk that there will be a loss of synergies from separating the businesses that could negatively impact the balance sheet, profit margins or earnings of VF. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the SEC, including VF’s Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

VF CORPORATION Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)

	Three Months Ended June
	2020	2019
Net revenues	$1,076,293	$2,050,654
Costs and operating expenses
Cost of goods sold	506,951	896,284
Selling, general and administrative expenses	816,151	1,058,405
Total costs and operating expenses	1,323,102	1,954,689
Operating income (loss)	(246,809)	95,965
Interest, net	(27,949)	(15,583)
Other income (expense), net	(38,187)	5,554
Income (loss) from continuing operations before income taxes	(312,945)	85,936
Income tax expense (benefit)	(35,203)	20,663
Income (loss) from continuing operations	(277,742)	65,273
Loss from discontinued operations, net of tax	(7,871)	(16,052)
Net income (loss)	$(285,613)	$49,221
Earnings (loss) per common share - basic (a)
Continuing operations	$(0.71)	$0.16
Discontinued operations	(0.02)	(0.04)
Total earnings (loss) per common share - basic	$(0.73)	$0.12
Earnings (loss) per common share - diluted (a)
Continuing operations	$(0.71)	$0.16
Discontinued operations	(0.02)	(0.04)
Total earnings (loss) per common share - diluted	$(0.73)	$0.12
Weighted average shares outstanding
Basic	388,695	396,727
Diluted	390,791	401,914
Cash dividends per common share	$0.48	$0.51

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to March 31 of each year. For presentation purposes herein, all references to periods ended June 2020 and June 2019 relate to the 13-week fiscal period ended June 27, 2020 and the 13-week fiscal period ended June 29, 2019, respectively, and references to March 2020 relate to the balance sheet as of March 28, 2020.

(a) Amounts have been calculated using unrounded numbers.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	June	March	June
	2020	2020	2019
ASSETS
Current assets
Cash and equivalents	$2,145,111	$1,369,028	$560,882
Accounts receivable, net	934,984	1,308,051	1,211,347
Inventories	1,402,858	1,293,912	1,381,513
Short-term investments	700,000	—	—
Other current assets	513,049	444,886	405,205
Current assets of discontinued operations	565,135	611,139	431,908
Total current assets	6,261,137	5,027,016	3,990,855
Property, plant and equipment, net	957,309	954,406	826,570
Goodwill and intangible assets, net	3,018,370	3,010,564	3,412,019
Operating lease right-of-use assets	1,354,308	1,273,514	1,246,985
Other assets	887,921	867,751	735,275
Other assets of discontinued operations	—	—	190,260
Total assets	$12,479,045	$11,133,251	$10,401,964
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$19,256	$1,228,812	$67,658
Current portion of long-term debt	1,025	1,018	5,068
Accounts payable	348,932	407,021	507,575
Accrued liabilities	1,254,967	1,260,252	1,254,417
Current liabilities of discontinued operations	91,283	126,781	112,427
Total current liabilities	1,715,463	3,023,884	1,947,145
Long-term debt	5,609,792	2,608,269	2,126,835
Operating lease liabilities	1,104,500	1,020,651	1,011,582
Other liabilities	1,136,692	1,123,113	1,139,512
Other liabilities of discontinued operations	—	—	25,276
Total liabilities	9,566,447	7,775,917	6,250,350
Stockholders' equity	2,912,598	3,357,334	4,151,614
Total liabilities and stockholders' equity	$12,479,045	$11,133,251	$10,401,964

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Three Months Ended June
	2020	2019
Operating activities
Net income (loss)	$(285,613)	$49,221
Loss from discontinued operations, net of tax	(7,871)	(16,052)
Income (loss) from continuing operations, net of tax	(277,742)	65,273
Depreciation and amortization	63,026	62,236
Reduction in the carrying amount of right-of-use assets	101,772	92,125
Other adjustments	102,490	(295,857)
Cash used by operating activities - continuing operations	(10,454)	(76,223)
Cash provided by operating activities - discontinued operations	7,266	10,043
Cash used by operating activities	(3,188)	(66,180)
Investing activities
Purchases of short-term investments	(700,000)	—
Capital expenditures	(69,191)	(45,387)
Software purchases	(13,477)	(13,759)
Other, net	(573)	62,930
Cash provided (used) by investing activities - continuing operations	(783,241)	3,784
Cash used by investing activities - discontinued operations	(1,914)	(4,415)
Cash used by investing activities	(785,155)	(631)
Financing activities
Net increase (decrease) from short-term borrowings and long-term debt	1,765,041	(586,956)
Cash dividends paid	(186,746)	(202,538)
Cash received from Kontoor Brands, net of cash transferred of $126.8 million	—	906,148
Proceeds from issuance of Common Stock, net of (payments) for tax withholdings	(15,634)	7,199
Cash provided by financing activities	1,562,661	123,853
Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	4,126	5,078
Net change in cash, cash equivalents and restricted cash	778,444	62,120
Cash, cash equivalents and restricted cash – beginning of year	1,411,322	556,587
Cash, cash equivalents and restricted cash – end of period	$2,189,766	$618,707

VF CORPORATION Supplemental Financial Information Reportable Segment Information (Unaudited) (In thousands)

	Three Months Ended June		% Change	% Change Constant Currency(a)	% Change Adjusted(b)	% Change Constant Currency and Adjusted(a)(b)
	2020	2019
Segment revenues
Outdoor	$341,228	$610,620	(44)%	(43)%	(44)%	(43)%
Active	571,316	1,232,126	(54)%	(53)%	(54)%	(53)%
Work	162,430	201,646	(19)%	(18)%	(19)%	(18)%
Other (c)	1,319	6,262	*	*	*	*
Total segment revenues	$1,076,293	$2,050,654	(48)%	(47)%	(47)%	(47)%
Segment profit (loss)
Outdoor	$(160,711)	$(80,270)
Active	7,136	307,566
Work	(11,401)	15,471
Other (c)	(2,361)	(1,616)
Total segment profit (loss)	(167,337)	241,151
Corporate and other expenses	(117,659)	(139,632)
Interest, net	(27,949)	(15,583)
Income (loss) from continuing operations before income taxes	$(312,945)	$85,936
(a) Refer to constant currency definition on the following pages.

(b) Excludes the operating results of jeanswear wind down activities in South America post the separation of Kontoor Brands for the three months ended June 2019. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three Months Ended June 2019" page for additional information.

(c) Other is included for purposes of reconciliation of revenues and profit, but it is not considered a reportable segment. Includes results primarily related to the sale of non-VF products.
* Calculation not meaningful

VF CORPORATION Supplemental Financial Information Reportable Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Three Months Ended June 2020
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues
Outdoor	$341,228	$4,122	$345,350
Active	571,316	9,035	580,351
Work	162,430	2,007	164,437
Other	1,319	57	1,376
Total segment revenues	$1,076,293	$15,221	$1,091,514
Segment profit (loss)
Outdoor	$(160,711)	$(1,458)	$(162,169)
Active	7,136	872	8,008
Work	(11,401)	72	(11,329)
Other	(2,361)	(1,281)	(3,642)
Total segment profit (loss)	(167,337)	(1,795)	(169,132)
Corporate and other expenses	(117,659)	(227)	(117,886)
Interest, net	(27,949)	—	(27,949)
Income (loss) from continuing operations before income taxes	$(312,945)	$(2,022)	$(314,967)

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three Months Ended June 2020 (Unaudited) (In thousands, except per share amounts)

Three Months Ended June 2020	As Reported under GAAP	Transaction and Deal Related Costs(a)	Specified Strategic Business Decisions(b)	Adjusted
Revenues	$1,076,293	$—	$—	$1,076,293

Gross profit	569,342	410	13,017	582,769
Percent	52.9%			54.1%

Operating income (loss)	(246,809)	410	15,969	(230,430)
Percent	(22.9)%			(21.4)%

Diluted earnings (loss) per share from continuing operations (c)	(0.71)	—	0.14	(0.57)

(a) Transaction and deal related costs include expenses associated with the anticipated sale of the Occupational Workwear business of $0.4 million, that did not meet the criteria for discontinued operations, for the three months ended June 2020.

(b) Specified strategic business decisions for the three months ended June 2020 include costs associated with jeanswear wind down activities in South America post the separation of Kontoor Brands and costs related to specified strategic business decisions to cease operations in Argentina and planned business model changes in certain other countries in South America, which totaled $2.9 million for the three months ended June 2020. The costs also include $13.0 million during the three months ended June 2020 for cost optimization activity indirectly related to the strategic review of the Occupational Workwear business. The three months ended June 2020 also include a $42.4 million noncash charge recorded in the 'Other income (expense), net' line related to the release of certain currency translation amounts associated with the wind down activities in South America. The specified business decisions costs resulted in a net tax benefit of $1.9 million in the three months ended June 2020.

(c) Amounts shown in the table have been calculated using unrounded numbers. The diluted earnings per share impacts were calculated using 390,791,000 weighted average common shares for the three months ended June 2020.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis, which excludes the impact of transaction and deal related costs and activity related to specified strategic business decisions. The adjusted presentation provides non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION Supplemental Financial Information Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three Months Ended June 2019 (Unaudited) (In thousands, except per share amounts)

Three Months Ended June 2019	As Reported under GAAP	Transaction and Deal Related Costs(a)	Relocation and Specified Strategic Business Decisions(b)	Adjusted
Revenues	$2,050,654	$—	$(4,315)	$2,046,339

Gross profit	1,154,370	(667)	(2,168)	1,151,535
Percent	56.3%			56.3%

Operating income	95,965	12,840	16,953	125,758
Percent	4.7%			6.1%

Diluted earnings per share from continuing operations (c)	0.16	0.02	0.03	0.22

(a) Transaction and deal related costs include acquisition and integration costs related to the acquisitions of the Icebreaker® and Altra® brands, which totaled $3.3 million for the three months ended June 2019. The costs also include separation and related expenses associated with the spin-off of the jeanswear business of $9.5 million, that did not meet the criteria for discontinued operations, for the three months ended June 2019. The transaction and deal related costs resulted in a net tax benefit of $3.1 million in the three months ended June 2019.

(b) Relocation and other specified strategic business decisions for the three months ended June 2019 include costs associated with the relocation of VF's global headquarters and certain brands to Denver, Colorado, which totaled $15.0 million for the three months ended June 2019. This activity includes a gain of approximately $11 million on the sale of certain office real estate and related assets in connection with the relocation. The activity also reflects costs related to specified strategic business decisions to cease operations in Argentina and planned business model changes in certain other countries in South America as well as the operating results of jeanswear wind down activities in South America post the separation of Kontoor Brands, which totaled $2.0 million for the three months ended June 2019. The relocation and specified strategic business decisions costs results in a net tax benefit of $4.1 million for the three months ended June 2019.

(c) Amounts shown in the table have been calculated using unrounded numbers. The diluted earnings per share impact was calculated using 401,914,000 weighted average common shares for the three months ended June 2019.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis, which excludes the impact of transaction and deal related costs and relocation and specified strategic business decisions. The adjusted presentation provides non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION Supplemental Financial Information Top 4 Brand Revenue Information (Unaudited)
	Three Months Ended June 2020
Top 4 Brand Revenue Growth	Americas	EMEA	APAC	Global
Vans®
% change	(64)%	(47)%	(3)%	(52)%
% change constant currency*	(64)%	(46)%	1%	(51)%
The North Face®
% change	(54)%	(41)%	(9)%	(45)%
% change constant currency*	(54)%	(40)%	(6)%	(44)%
Timberland®
% change	(44)%	(50)%	(27)%	(43)%
% change constant currency*	(44)%	(50)%	(26)%	(43)%
Dickies®
% change	(16)%	(37)%	(2)%	(16)%
% change constant currency*	(15)%	(35)%	1%	(15)%
*Refer to constant currency definition on previous pages.

VF CORPORATION Supplemental Financial Information Geographic and Channel Revenue Information (Unaudited)

	Three Months Ended June 2020
	% Change	% Change Constant Currency*	% Change Adjusted(a)	% Change Constant Currency and Adjusted*(a)
Geographic Revenue Growth
U.S.	(54)%	(54)%	(54)%	(54)%
EMEA	(48)%	(47)%	(48)%	(47)%
APAC	(12)%	(9)%	(12)%	(9)%
Greater China	0%	3%	0%	3%
Americas (non-U.S.)	(71)%	(69)%	(70)%	(68)%
International	(39)%	(37)%	(39)%	(37)%
Global	(48)%	(47)%	(47)%	(47)%

	Three Months Ended June 2020
	% Change	% Change Constant Currency*	% Change Adjusted(a)	% Change Constant Currency and Adjusted*(a)
Channel Revenue Growth
Wholesale (b)	(55)%	(54)%	(55)%	(54)%
Direct-to-consumer	(37)%	(37)%	(37)%	(36)%
Digital	78%	81%	78%	81%

	As of June
	2020	2019
DTC Store Count
Total	1,376	1,386

*Refer to constant currency definition on previous pages.

(a) Excludes the operating results of jeanswear wind down activities in South America post the separation of Kontoor Brands for the three months ended June 2019. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three Months Ended June 2019" page for additional information.

(b) Royalty revenues are included in the wholesale channel for all periods.

Contacts

VF Corporation
Joe Alkire, 720-778-4051
Vice President, Corporate Development, Investor Relations and Treasury
or
Craig Hodges, 720-778-4116
Vice President, Corporate Affairs